Exhibit 99.1

TransAtlantic Petroleum Ltd.

Announces Expansion into Bulgaria and Increased Presence in Morocco

FOR IMMEDIATE RELEASE

Hamilton, Bermuda (February 3, 2011) – TransAtlantic Petroleum Ltd. (TSX: TNP)(NYSE-AMEX: TAT) is pleased to announce that its wholly-owned subsidiary, TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”), has entered into an agreement (“Purchase Agreement”) with Direct Petroleum Exploration, Inc. (“DPE”) under which TransAtlantic Worldwide would acquire 100% ownership of Direct Petroleum Bulgaria EEOD (“Direct Bulgaria”), Direct Petroleum Morocco, Inc. and Anschutz Morocco Corporation (together the “Direct Morocco Subsidiaries”). Closing of the transaction, which is expected to occur by February 15, 2011, is subject to regulatory approvals, approval of DPE’s shareholders and other customary closing conditions.

“The acquisition of Direct Bulgaria will add significant opportunities for the Company, and geographically it bridges our operations in Turkey and Romania. The deep gas potential evidenced by the Deventci discovery well and the significant shale potential in the Etropole formation provide near-term and long-term catalysts for the Company, without unnecessarily diverting resources from our core assets in Turkey. The addition of the interests in Morocco allows TransAtlantic to consolidate our ability to develop the prospects there,” said Malone Mitchell, the Company’s Chairman.

Acquisition of Direct Bulgaria and the Direct Morocco Subsidiaries

Under the terms of the Purchase Agreement, at closing TransAtlantic Worldwide will pay DPE $2.0 million in cash and the Company will issue to DPE 8,924,478 shares of the Company’s common stock in a private placement. In addition, based on the achievement of three distinct defined milestones (primarily keyed to commercially viable success on certain licenses in Morocco and Bulgaria), DPE would be entitled to receive additional shares of the Company’s common stock with an aggregate value of up to $26.0 million.

Direct Bulgaria

Upon the closing of the transaction, TransAtlantic will be the parent company of Direct Bulgaria, which owns 100% of the working interests in the A-Lovech exploration license and the Aglen block license, covering an aggregate of approximately 600,000 acres (2,288 square kilometers) in Bulgaria. The A-Lovech license contains the Deventci R-1 well, which discovered a hydrothermal dolomite reservoir in the Jurassic Orzirovo formation at a depth of approximately 4,200 meters. The well is currently producing approximately 250 mcf per day, on a limited test basis, which is processed in a CNG facility adjacent to the Deventci R-1 well. The Company plans to appraise this discovery by drilling a second well, the Deventici-R2, on the A-Lovech license later this year which will be located based upon a recently acquired 3D survey over the discovery area.

The A-Lovech license is also estimated to contain over 300,000 acres prospective for Etropole shale (at a depth of approximately 3,800 meters) which was recently certified as a geologic discovery by the Bulgarian government. It is anticipated that coring the Etropole interval in the Deventici R-2 well will greatly enhance the technical understanding of the potential of this shale play. The third established prospective area is a deep gas field on the Aglen block license that produced approximately 9 Bcf before being abandoned in the late 1990s.

Direct Morocco Subsidiaries

Upon the acquisition of the Direct Morocco Subsidiaries, the Company will own 100% of the working interests in all of its licensed interests in Morocco, including the Asilah and Ouezzane-Tissa exploration permits (subject to participation of 25% by the Kingdom of Morocco once production is achieved), thereby providing the Company with the option to further exploit its opportunities in Morocco.

On the Tselfat exploration permit in Morocco, the Company and its partner, ONHYM, have put the HR-33 well on an extended test to determine its commerciality. The crude oil produced during the test will be trucked approximately 200 kilometers to the refinery operated by SAMIR at Mohammedia, Morocco.

About TransAtlantic

TransAtlantic Petroleum Ltd. is a vertically integrated, international energy company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Morocco, and Romania. The Company owns its own drilling rigs and oilfield service equipment, which it uses to develop its properties in Turkey and Morocco. In addition, the Company provides oilfield services and contract drilling services to third parties in Turkey.

Forward-Looking Statements

This news release contains statements regarding the acquisition of companies, the drilling of a well, the testing of a well, the timing for such acquisition of companies, drilling of a well and testing of a well, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contact:
Matt McCann, CEO
Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	5910 N. Central Expressway
Suite 1755
Dallas, Texas 75206